Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-254802 on Form N-2 of our report dated March 1, 2023, relating to the consolidated financial statements, financial highlights, and related notes of TriplePoint Venture Growth BDC Corp. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”), and of our report dated March 1, 2023 on the financial information in the Annual Report set forth under the heading “Liquidity and Capital Resources –Senior Securities,” which is attached as an exhibit to the Annual Report.

/s/ Deloitte & Touche LLP
San Francisco, California
March 1, 2023